Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-15190, 333-101457, 333-53150, and 333-121510 on Form S-3; in Registration Statement Nos. 33-47534, 333-40796, 33-54307, 333-95035, 333-91786 and 33-1720 on Form S-8; and in Registration Statement No. 2-96386 on Form S-14 of our report dated March 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2002 in the method of accounting for trading activities), relating to the consolidated financial statements and financial statement schedule of Pinnacle West Capital Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 15, 2005